ANGEL OAK STRATEGIC CREDIT FUND

DISTRIBUTION AND SHAREHOLDER SERVICING PLAN
(12b-1 Plan)

(amended and restated as of June 25, 2019)

The following Distribution and Shareholder Servicing Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by Angel Oak Strategic Credit Fund (the “Fund”), a Delaware statutory trust.  Although the Fund is a closed-end investment company, the Fund has received an exemptive order from the Securities and Exchange Commission to permit the Fund to offer multiple classes of shares, subject to the condition that the Fund will comply with Rule 12b-1 under the 1940 Act as if the rule applies to a closed-end investment company.1 The Plan has been approved by a majority of the Fund’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Agreement (as defined below) (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board of Trustees determined that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders.  Such approval by the Board of Trustees included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

The provisions of the Plan are as follows:

1. PAYMENTS BY THE FUND TO PROMOTE THE SALE OF FUND SHARES

 The Fund will pay Quasar Distributors, LLC (the “Distributor”), as principal underwriter of the Fund’s shares, a distribution fee of 0.25% of the average daily net assets of the Fund’s Class A shares in connection with the distribution of the Fund’s Class A shares, 0.25% of the average daily net assets of the Fund’s Class U shares in connection with the distribution of the Fund’s Class U shares, and 1.00% of the average daily net assets of the Fund’s Class C shares in connection with the distribution of the Fund’s Class C shares including, but not necessarily limited to, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund shareholders, and the printing and mailing of sales literature.  The Class A distribution fee may include up to 0.25% of the average daily net assets of the Fund’s Class A shares for shareholder services.  The Class U distribution fee may include up to 0.25% of the average daily net assets of the Fund’s Class U shares for shareholder services.  The Class C distribution fee represents a 0.75% Rule 12b-1 distribution fee and a 0.25% shareholder servicing fee. The Distributor may pay all or a portion of these fees to any registered securities dealer, financial institution or any other person (the “Recipient”) who renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services, pursuant to a written agreement (the “Rule 12b-1 Agreement”), a form of which is attached hereto as Appendix A.  To the extent not so paid by the Distributor such amounts may be retained by the Distributor.  Payment of these fees shall be made promptly following the close of each month.

[1]	Investment Co. Act Rel. No. 33066 (notice) and Investment Co. Act Rel. No. 33089 (order).

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2.	RULE 12b-1 AGREEMENTS

(a) No Rule 12b-1 Agreement shall be entered into with respect to the Fund and no payments shall be made pursuant to any Rule 12b-1 Agreement, unless such Rule 12b-1 Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Fund’s Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.  The form of Rule 12b-1 Agreement relating to the Fund attached hereto as Appendix A has been approved by the Fund’s Board of Trustees as specified above.

(b)  Any Rule 12b-1 Agreement shall describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

(c)  No Rule 12b-1 Agreement may be entered into unless it provides: (i) that it may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities of the Fund, or by vote of a majority of the Independent Trustees, on not more than 60 days’ written notice to the other party to the Rule 12b‑-1 Agreement, and (ii) that it shall automatically terminate in the event of its assignment, as such term is defined in the 1940 Act.

(d)  Any Rule 12b--1 Agreement shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

3.           QUARTERLY REPORTS

The Distributor shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan.  This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

4.           EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective immediately upon approval by the vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan, or at such later date as specified by the Board of Trustees, as applicable.  The Plan shall continue in effect with respect to the Fund for a period of one year from its commencement of operations unless terminated pursuant to its terms.  Thereafter, the Plan shall continue with respect to the Fund from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such continuance.  The Plan, or any Rule 12b-1 Agreement, may be terminated with respect to the Fund at any time, without penalty, on not more than 60 days’ written notice by a majority vote of the outstanding voting securities of the Fund, or by vote of a majority of the Independent Trustees.

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5.           SELECTION OF INDEPENDENT TRUSTEES

During the period in which the Plan is effective, the selection and nomination of those Trustees who are Independent Trustees of the Fund shall be committed to the discretion of the Independent Trustees.

6.           AMENDMENTS

All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment.  In addition, the Plan may not be amended to increase materially the amount to be expended by the Fund hereunder without the approval by a majority vote of shareholders of the Fund.

7.           RECORDKEEPING

The Fund shall preserve copies of the Plan, any Rule 12b-1 Agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Rule 12b-1 Agreement or such reports, as the case may be, the first two years in an easily accessible place.

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Appendix A

Rule 12b-1 Related Agreement

Quasar Distributors, LLC
777 East Wisconsin Avenue
Milwaukee, WI 53202

Financial Intermediary
[Address]
[Address]

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a Distribution and Shareholder Servicing Plan (the “Plan”) adopted by Angel Oak Strategic Credit Fund (the “Fund”) pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).  Although the Fund is a closed-end investment company, the Fund has received an exemptive order from the Securities and Exchange Commission to permit the Fund to offer multiple classes of shares, subject to the condition that the Fund will comply with Rule 12b-1 under the 1940 Act as if the rule applies to a closed-end investment company.2 The Plan and this related agreement (the “Rule 12b-1 Agreement”) have been approved by a majority of the Board of Trustees of the Fund, including a majority of the Board of Trustees who are not “interested persons” of the Fund, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting thereon.  Such approval included a determination by the Board of Trustees that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and their shareholders.

1.           To the extent you provide distribution and marketing services in the promotion of the Fund’s shares and/or services to the Fund’s shareholders, including furnishing services and assistance to your customers who invest in and own shares, including, but not limited to, answering routine inquiries regarding the Fund and assisting in changing account designations and addresses, we shall pay you a fee as described on Schedule A.  We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

You agree that all activities conducted under this Rule 12b-1 Related Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933, the U.S. PATRIOT Act of 2001 and any applicable rules of the Financial Industry Regulatory Authority.

[1]	Investment Co. Act Rel. No. 33066 (notice) and Investment Co. Act Rel. No. 33089 (order).

2.           You shall furnish us with such information as shall reasonably be requested either by the Trustees of the Fund or by us with respect to the services provided and the fees paid to you pursuant to this Rule 12b--1 Agreement.

3.           We shall furnish to the Board of Trustees, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

4.           This Rule 12b-1 Agreement may be terminated by the vote of: (a) a majority of the outstanding voting securities of the Fund, or (b) a majority of the Independent Trustees, on 60 days’ written notice, without payment of any penalty.  In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plan or the Distribution Agreement between the Fund and us and shall terminate immediately in the event of its assignment, as such term is defined in the 1940 Act.  This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon affecting any purchases of shares for your own account or on behalf of any of your customers’ accounts following your receipt of such notice.

5.           This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by a vote of the Board of Trustees of the Fund and of the Independent Trustees, cast in person at a meeting called for the purpose of voting thereon.  All communications to us should be sent to the above address.  Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

Quasar Distributors, LLC

By: __________________________
James Schoenike, President

Accepted:

_____________________________
(Dealer or Service Provider Name)

_____________________________
(Street Address)

_____________________________
(City)(State)(ZIP)

_____________________________
(Telephone No.)

_____________________________
(Facsimile No.)

By: __________________________

(Name and Title)

Schedule A
to the
Rule 12b-1 Related Agreement
for the Angel Oak Strategic Credit Fund

			12b-1 Fees*

Name of Fund	Class A Shares	Class U Shares	Class C Shares
Angel Oak Strategic Credit Fund	0.25%	0.25%	1.00%

*    Institutional Class shares do not charge Rule 12b-1 Fees

For all services rendered pursuant to the Rule 12b-1 Agreement, we shall pay you the fee shown above calculated as follows:

The above fee as a percentage of the average daily net assets of the Fund (computed on an annual basis) which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Fund or its agent, designate your firm as the customer’s dealer or service provider of record.

We shall make the determination of the net asset value, which determination shall be made in the manner specified in the Fund’s current prospectus, and pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan.